Exhibit 99.3

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Announces $7.5 Million Private Placement

TUCSON, Ariz., March 18, 2022 (Globe Newswire) - HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company whose mission is to advance precision medicine, today announced that it has entered into a definitive securities purchase agreement to sell securities in a private placement with a leading healthcare investor. The gross proceeds to HTG from the private placement, before deducting the placement agent fees and other estimated fees and expenses related to the private placement, are expected to be approximately $7.5 million. HTG intends to use the net proceeds from the private placement for working capital and general corporate purposes.

Pursuant to the terms of the securities purchase agreement, HTG will issue 3,244,987 units at a price of $2.312 per unit to the investor (less $0.001 for each pre-funded warrant purchased in lieu of a share of common stock). Each unit consists of one share of common stock (or one pre-funded warrant in lieu thereof), a common warrant to purchase one share of the Company’s common stock with a term of 24 months from the issuance date, and a common warrant to purchase one share of the Company’s common stock with a term of 66 months from the issuance date. Each of the common warrants will be exercisable beginning six months following the closing date, and will have an exercise price of $2.062 per share. Each pre-funded warrant has an exercise price of $0.001 per share and does not expire until exercised in full. The private placement is expected to close on or about March 21, 2022, subject to the satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. is acting as the placement agent for the private placement.

The securities are being offered and sold in a private placement and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration of an applicable exemption from registration requirements. HTG has agreed to file a resale registration statement with the Securities and Exchange Commission (the “SEC”), for purposes of registering the resale of the shares of common stock issued or issuable in connection with the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, clinical diagnostics and targeted therapeutics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing of and HTG’s ability to close the private placement in a timely fashion; and the use of proceeds from the private placement. Words such as “expects,” “intends,” “will,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, estimates and projections about our business, and are subject to a number of known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with market conditions and risks related to our business. These and other factors are described in greater detail in our filings with the SEC, including under the “Risk Factors” heading of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as filed with the SEC on November 10, 2021. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

HTG Investor Contact:

Ashley Robinson

LifeSci Advisors

Phone: (617) 430-7577

Email: arr@lifesciadvisors.com

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